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Avatech Solutions, Inc.

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AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD 21117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

NOVEMBER 10, 2005

To the Shareholders of Avatech Solutions, Inc.:

The Annual Meeting of Shareholders of Avatech Solutions, Inc. (the “Company”) will be held at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, MD, 21202, on Thursday, November 10, 2005 at 9:30 a.m., local time, for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until the election of their successors;

2.	To amend the Avatech Solutions, Inc. Restricted Stock Award Plan to increase the number of shares available for grant thereunder; and,

3	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed September 23, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. We ask for your support and encourage you to attend the Annual Meeting. On behalf of the Board of Directors, we urge you to sign, date, and return the accompanying proxy card as soon as possible, even if you plan to attend the Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important regardless of the number of shares that you own.

By Order of the Board of Directors

Donald R. “Scotty” Walsh,	Christopher D. Olander,
Chief Executive Officer	Secretary

Owings Mills, Maryland

October 12, 2005

IMPORTANT - YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING FORM OF PROXY TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD, 21117

410-581-8080

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Avatech Solutions, Inc. (“Avatech” or the “Company”) in connection with the Annual Meeting of Shareholders to be held on Thursday, November 10, 2005, or at any adjournments thereof, for the purposes set forth in the accompanying notice of the meeting. The Board of Directors has fixed the close of business on September 23, 2005 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the meeting. On the record date, there were outstanding 10,908,914 shares of our Common Stock par value $.01 per share, exclusive of shares held in our treasury, 1,297,537 shares of Series D Convertible Preferred Stock, and 1,191 shares of Series E Convertible Preferred Stock outstanding. The Series D and Series E Convertible Preferred Stock issue are currently convertible into 2,597,236 and 1,832,308 shares of common stock, respectively.

Each record holder of common stock on the Record Date is entitled to one vote for each share of common stock held, and each record holder of Series D Convertible Preferred Stock and Series E Convertible Preferred Stock on the Record Date is entitled to one vote for each share of common stock into which their shares of Preferred stock are currently convertible, on all matters to come before the meeting, including the election of directors. Common stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock may be voted in person or by proxy. The accompanying proxy may be revoked by the person giving it at any time prior to its being voted by filing a written notice of such revocation with the Secretary of the Company or by attending the meeting and voting in person.

ITEM 1: ELECTION OF DIRECTORS

At the 2005 Annual Meeting, seven directors will be elected to hold office for the ensuing year and until their successors are elected and qualify. Under Delaware law and the Company’s By-laws, (i) a quorum for the Annual Meeting consists of a majority of the issued and outstanding shares of common stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock present in person or by proxy and entitled to vote, and (ii) directors are elected by a plurality of the votes of the shares of common stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock present in person or by proxy and entitled to vote. Consequently, withholding of votes, abstentions and broker non-votes with respect to shares of common stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock otherwise present at the Annual Meeting in person or by proxy will have no effect on the outcome of this vote.

Unless otherwise specified in the proxy, it is the present intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the seven nominees listed below. Pursuant to the By-laws, the seven nominees were nominated by the Board of Directors. If, due to unforeseen contingencies, any of the nominees designated below shall not be available for election, the persons named in the accompanying form of proxy reserve the right to vote such proxy for such other person or persons as may be nominated for director by the management of the Company so as to provide a full Board. The Company has no reason to believe that any nominee will be unable to serve if elected.

Name	Age	Director Since
Edgar Aronson	71	2003
Garnett Y. Clark, Jr.	63	2003
George Cox	69	2003
Eugene J. Fischer	59	2000
W. James Hindman	69	1997
Robert Post	44	2004
Donald R. “Scotty” Walsh	69	2002

EDGAR ARONSON- Mr. Aronson joined the board in 2003, and has held a number of executive level positions in investment banking, both domestic and abroad. He founded EDACO, Inc, an oil and gas exploration and development company in New York, NY, in 1981, and has been president since that time. He has served as Chairman of the Board of Dillon Read International from 1979 to 1981. At Salomon Brothers, Mr. Aronson held various positions during his 9-year tenure, including General Partner and Vice President. He was instrumental in the development of Salomon Brothers’ presence in London, England. Mr. Aronson began his career with the First National Bank of Chicago in 1962, holds an M.B.A from Harvard University and served five years as an officer in the U.S. Marine Corps.

GARNETT Y. CLARK, JR.- Mr. Clark has served as the President of Clark and Associates, a consulting company specializing in land development, residential real estate and residential construction for twenty-six years. Prior to founding Clark and Associates, Mr. Clark was the president and founder of GYC Group, a residential homebuilding company that he sold on January 1, 2002. Mr. Clark is also a founding director of The Columbia Bank, a major central Maryland bank with headquarters in Columbia, Maryland.

GEORGE COX- Mr. Cox joined the board in August, 2003 and agreed to serve as the chairman of the Audit Committee in September of 2003. Mr. Cox has been the managing member of Cox, Ferber & Associates, a certified public accounting firm since 1989. Previous to that, he owned George W. Cox & Associates from 1977 to 1989 and worked as an associate and tax partner for Coopers & Lybrand (Price WaterhouseCoopers) from 1962 to 1977. He holds a B.S in Business Administration from American International College in Springfield, Massachusetts. He served in active military service for the U.S. Army for two years.

EUGENE J. FISCHER- Mr. Fischer was a director of PlanetCAD from March 2000 until its merger with Avatech, and currently serves as a director of Avatech and a member of its Executive and Compensation Committees. Mr. Fischer co-founded Capstone Management LLC, a venture capital firm, in July 1995, and is an executive officer in Capstone’s affiliated entities. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer holds a B.S. from the University of Minnesota and an M.S. from the University of California, Davis.

W. JAMES HINDMAN- Mr. Hindman has been a member of the Board of Directors of Avatech since its inception in 1997. Previously, Mr. Hindman founded Youth Services International, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1991 to 1997. In addition, Mr. Hindman was the founder of Jiffy Lube International, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1980 to 1989. From 1976 to 1980, Mr. Hindman was the Head Football Coach at Western Maryland College. From 1967 to 1979, he was involved as the founder and President of W.J. Hindman & Associates, Inc., a real-estate development, health care and consulting company that owned and operated 18 nursing home facilities throughout Maryland, Iowa, Illinois and Nebraska. He has served as a member of the boards of directors of his alma mater, Morningside College and the Baltimore Symphony Orchestra.

ROBERT POST- Mr. Post brings to Avatech 20 years experience in finance, business restructuring, and creating profitable high growth in new entities; his experience is directly in line with Avatech’s growth strategy. Mr. Post is the President and Chief Executive Officer of TravelCLICK, a leading provider of digital media and data solutions to the worldwide travel industry. Prior to joining TravelCLICK, he was a Principal of Pconsulting LLC, where he provided finance, operating and sales growth strategies to mid-size and Fortune 500 firms including IBM and Pegasus Solutions. He was previously President and COO at hotelBANK, a Stockholm, Sweden-based B2B travel exchange and has held executive positions at Micros Systems and Westinghouse Electric Corporation. Mr. Post holds a B.S. in Business Management from Duquesne University.

DONALD R. “SCOTTY” WALSH- Before joining Avatech as its CEO in December 2002, Mr. Walsh was the Executive Vice President of Business and Network Systems Sales for InterVoice-Brite, Inc., a global leader in the call automation industry, a position he held since August 1999. From August 1990 until the 1999 merger of Brite Voice Systems, Inc. with InterVoice, Inc., Mr. Walsh served as the Executive Vice President of Worldwide Sales for the Brite Voice Systems. Before joining Brite Voice Systems, Mr. Walsh served as President of PSC Information Services, a division of The Philadelphia Suburban Corporation that provided data processing products and services. Mr. Walsh’s experience also includes 23 years of experience with IBM.

The Board of Directors unanimously recommends that you vote FOR each nominee to the Board of Directors.

ITEM 2: APPROVAL OF AN AMENDMENT TO THE AVATECH SOLUTIONS, INC.

RESTRICTED STOCK AWARD PLAN

The Avatech Solutions, Inc. Restricted Stock Award Plan (the “Award Plan”) was adopted in May, 2003 and approved by our shareholders at the annual meeting of shareholders held on October 30, 2003. The Award Plan was adopted to permit us to provide incentives to key employees, officers, and directors. Subject to shareholder approval, the Board of Directors has approved an increase of 600,000 shares to be available for grants of options under the Plan, thereby raising the total number of shares available for options under the Plan to 1,200,000.

Under the Award Plan, the Compensation Committee of the Board of Directors can award stock to key employees, officers, directors, and consultants, which may be subject to restrictions on transfer and forfeiture provisions as determined by the Committee. Restricted stock awards will play a significant role in our efforts to remain competitive in the market for talented individuals and allows us to provide incentives to those key personnel. As such, we believe that the Award Plan will allow us to better attract and retain highly qualified individuals in positions vital to our success.

As of June 30, 2005, options to purchase 593,752 Shares were outstanding under the Award Plan, leaving only an additional 6,248 shares available to be granted thereafter under the Award Plan (in addition to any options forfeited pursuant to the terms of the Award Plan which are then available for re-issuance under the Award Plan). The Board of Directors believes that it is in the best long-term interest of the Company and its shareholders to have available under the Award Plan a sufficient number of shares to allow broad participation by all eligible participants, thereby providing equity-based compensation to those personnel whose efforts increase the value of the shares for the Company’s shareholders. To the extent grants under the Award Plan vest over a period of several years, the Award Plan also encourages a long-term relationship between the Company and its employees and directors.

The Board of Directors had the full authority to adopt this amendment to the Award Plan, and shareholder approval is not required by our charter, bylaws, or any currently-applicable law or regulation. However, the Internal Revenue Code requires for qualification of the Award Plan that any material amendments be approved by our shareholders. Should you, the shareholders, disapprove of the increase in shares available under the Award Plan, we will not issue additional awards under the Plan once grants with respect to all available shares have been made.

The Board of Directors unanimously recommends that you vote FOR approval of the

Restricted Stock Award Plan.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Award Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Essential Features of the Restricted Stock Award Plan

Administration- The Board of Directors or a committee (the “Committee”) of not less than two independent directors who are appointed by, and serve at the pleasure of, the Board of Directors (the “Board”) administers the Award Plan. Currently, the members of the Compensation Committee of the Board perform this function. Subject to the express provisions of the Award Plan and to any resolutions adopted by the Board, the Committee has full authority to make, administer, and interpret equitable rules regarding the Award Plan. Its decisions as to the interpretation and operation of the Award Plan are final and conclusive.

Shares Subject to the Award Plan- After the 200% share dividend distributed October 1, 2003 to shareholders of record at September 15, 2003, 600,000 shares of Common Stock were reserved for issuance under the terms of the Award Plan. The shares of Common Stock issuable under the Award Plan may be drawn from shares of our authorized but unissued Common Stock or from shares of the Company’s Common Stock which we acquire, including shares we purchase on the open market. Shares of unvested stock that are forfeited or otherwise reacquired by the Company may be reissued under the Award Plan. The proposed amendment would increase the shares of Common Stock issuable under the Award Plan to 1,200,000.

Awards- The Committee may make awards of Common Stock (“Awards”) under the Award Plan to any eligible person. The recipient of an Award becomes the record owner of the shares subject to the Award, subject to the terms and provisions of the written agreement governing the Award. The Committee has full discretion to determine which eligible individuals will receive Awards, the time or times when it makes those Awards, the number of shares it awards, and the conditions on vesting of any Awards. However, pursuant to the terms of the Award Plan, the Committee may only make Awards in recognition of past or future services to Avatech.

Eligibility- Employees and consultants of Avatech or its subsidiaries are eligible to receive Awards under the Award Plan if they are already shareholders or hold options to purchase shares of our Common Stock. Officers and directors are also eligible to receive Awards without regard to whether they already own Avatech stock.

Purchase Price- The Committee will make Awards in recognition of a participant’s past or future services to us. Participants may not make payments or contributions into the Award Plan, however, the receipt or vesting of an Award may trigger Federal and State tax obligations.

Vesting and Forfeiture- The Common Stock subject to an Award (“Award Shares”) may be subject to restrictions on transfer and forfeiture provisions as determined by the Committee.

Valuation- As long as the Company’s stock is listed on the OTC Bulletin Board, the fair market value of Common Stock under the Award Plan will be deemed to be the last closing price of its Common Stock on the OTC Bulletin Board as of the close of business on the last business day prior to the date on which the shares are to be valued.

Restrictions on Resale- Generally, a recipient may not transfer unvested shares before they become vested, and we will hold all unvested shares in escrow. Unvested shares may be exchanged or surrendered in a tender offer, merger, split, or other reorganization and will not be subject to restrictions under the Award Plan in the hands of such a recipient. Participants may freely transfer their vested shares, subject to applicable Federal and State securities laws. Under the 1933 Act, affiliates of the Company generally may resell vested Shares only (i) in accordance with the provisions of Rule 144 under the 1933 Act or an exemption from registration under the 1933 Act, or (ii) pursuant to an applicable current and effective registration statement under the 1933 Act.

Effect of Certain Corporate Events- Award Shares will be treated as any other shares of Common Stock in the event of a recapitalization, split-up, combination, share dividend, or reclassification affecting our Common Stock. Any Common Stock or other securities received by a participant with respect to any unvested Award Shares in any such transaction shall be subject to the vesting provisions on the original Award Shares. An Award may also contain provisions for continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, or similar occurrences. Similarly, on a recapitalization, split-up, combination, share dividend, or reclassification affecting our Common Stock, the number of shares which may be issued under the Award Plan shall be adjusted accordingly.

A participant may tender unvested Award Shares in response to a request or invitation to tenders of greater than 50 percent of our outstanding Common Stock or may surrender unvested Award Shares in a merger, consolidation, or share exchange. If a participant tenders or surrenders any unvested Award Shares to the Company or one of its subsidiaries in a merger, consolidation, share exchange, or tender offer, the conditions of forfeiture and restrictions on transfer, sale or assignment imposed by the Award Plan and the terms of any Award will continue to apply to the securities or other consideration (including any cash) received in that transaction.

Duration, Amendment, and Termination- The Award Plan is effective for ten years from the date it was adopted, or until May 14, 2013. The Board may amend the Award Plan from time to time or terminate the Award Plan at any time. However, the Board may not reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent.

Tax Treatment of Award Shares

Under section 83(a) of the Internal Revenue Code of 1986, as amended, shares of stock granted to a person in connection with their performance of services to the issuer but subject to a “substantial risk of forfeiture” are not subject to income taxation until risk of forfeiture lapses. Under the regulations promulgated by the Department of the Treasury under section 83(a), stock is subject to a “substantial risk of forfeiture” if a recipient’s continued rights in the shares are conditioned on the future performance of substantial services to the issuer or the completion of any other condition related to the purpose for the initial grant of shares, and if there is a substantial possibility that the conditions will not be satisfied. The Award Shares will generally be subject to a “substantial risk of forfeiture” while they are unvested.

Ordinarily, a recipient of unvested Award Shares will not pay income tax on the value of the shares until the shares become vested. The recipient will then have a basis in the shares equal to the value of the shares on the day they vest and are taxed. When the recipient subsequently sells the shares, any gain or loss will be treated as a capital gain or loss. If a recipient sells unvested shares despite the transfer restrictions, he or she must pay taxes on the larger of the sale price or the fair market value of the shares on the day they are sold.

Any person who receives unvested shares of stock in connection with services performed for the issuer may make an irrevocable election under section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed on the value of the shares in the year in which the shares are received rather than when the shares vest. Awards under the Award Plan are intended to qualify for section 83(b) treatment. A participant under the Award Plan must make an election to be taxed at the time of the Award within thirty days of the date of the Award, and will pay ordinary income tax on the value of the shares when they are received. A participant who makes this “83(b) election” will take a basis in the stock equal to the value of the Award Shares when they are issued. If the Award Shares vest and the participant sells the Award Shares, any gain or loss on the transaction will be a capital gain or loss. However, if the recipient forfeits the Award Shares, he or she may not claim a loss, even though he or she paid taxes on the shares when they were received.

When the value of the Award Shares is taxed, the shares will be treated as salary if the recipient is an employee of Avatech and otherwise will be treated as shares received in exchange for services. If necessary, we may withhold taxes from the recipient at the time the Award Shares are taxed.

This description is merely a general description of the tax rules and regulations governing grants of restricted stock, and should not be used as tax advice. If you have additional questions about these rules or how they relate to your personal situation, please contact your tax advisor.

Interests of Certain Persons

The Company’s current directors and executive officers are eligible to receive, and have received, grants of restricted stock pursuant to the Award Plan. If elected, the nominees for director disclosed in this Proxy Statement will become eligible to receive grants of restricted stock under the Award Plan.

CORPORATE GOVERNANCE

The Board of Directors periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations which govern our operations.

Committees and Meetings of the Board of Directors

Board of Directors- During the fiscal year ended June 30, 2005, the Board of Directors held five meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board held during the year and the total number of meetings held by all committees on which the director served during such year. Board members are not required to attend the Annual Meeting of Shareholders, and four incumbent directors attended the 2004 Annual Meeting of Shareholders.

Audit Committee- The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities, as documented in its written charter include, among others, direct responsibility for hiring, firing, overseeing the work of and determining the compensation for our registered public accounting firm, which reports directly to the Audit Committee. The members of the Audit Committee are Messrs. Cox, Aronson, and Clark, none of whom is an employee of the Company and each of whom is “independent” as independence is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (NASD). The Board has examined the definition of “audit committee financial expert” as set forth in applicable rules of the Securities and Exchange Commission (SEC) and determined that Mr. Cox satisfies this definition. During the fiscal year ended June 30, 2005, the Audit Committee met eight times.

Nomination- The full Board of Directors acts as a nominating committee for the annual selection of nominees for election as directors and made nominations at a meeting duly held on August 23, 2005. The Board believes that the interests of our shareholders are served by relegating the nominations process to the full Board, all but one of the members of which are independent from management (as defined in Rule 4200(a)(15) of the NASD listing standards). While the Board will consider nominees recommended by shareholders, it has not actively solicited recommendations from our shareholders for nominees, nor established any procedures for this purpose. In considering prospective nominees, the Board will consider the prospect’s relevant financial and business experience, the integrity and dedication of the prospect, his independence and other factors the Board deems relevant. The Board will apply the same criteria to nominees recommended by shareholders as those recommended by the full Board. Nominations for director may be made by shareholders, provided such nominations are timely made and comply with applicable SEC regulations. See “Other Matters” elsewhere in this Proxy Statement.

Compensation Committee- In the fiscal year ended June 30, 2005, the Company had a standing compensation committee of the Board of Directors, consisting of Messrs. Fischer (Chair), Aronson, and Cox, none of whom is an employee of the Company and each of whom is independent under existing NASD and SEC definitions of independence. During the fiscal year ended June 30, 2005, the Compensation Committee met three times. The Compensation Committee is charged with reviewing and determining the compensation of the Chief Executive Officer and the other executive officers of the Company.

Compensation of Directors

During the fiscal year ended June 30, 2005, those directors who were employed by the Company received no additional compensation for serving as a director. Directors are eligible to participate in our 2002 Stock Option Plan. Non-employee members of the Board of Directors receive an annual salary of $10,000, payable quarterly, and the chairman of our Audit Committee receives an additional annual salary of $24,000, also payable quarterly. Non-employee members of the Board receive an additional $500 for each committee meeting which lasts more than 30 minutes. Directors may elect to receive $1.20 worth of stock in lieu of each dollar of cash compensation. Each non-employee director also receives an initial grant of an option to purchase 18,000 shares of our common stock upon joining the Board, one-third of which vests immediately and the remainder vests in equal installments on the first and second anniversary of the grant date. At the end of each fiscal year, non-employee directors are granted immediately-vested options to purchase 6,000 shares of stock. The exercise price of all non-employee director stock options and the value of stock granted in lieu of cash compensation is the closing price of the Company’s common stock on the last business day before the options are granted or shares of stock are issued.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that is designed to promote the highest standards of ethical conduct by our directors, executive officers and employees.

Communications with the Board

Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary (subject to any applicable regulatory requirements) will use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Compensation Committee Interlocks and Insider Participation

There is a Compensation Committee of the Board of Directors which consists of Messrs. Aronson, Cox and Fischer. None of these individuals has ever been an officer or employee of Avatech or any of its subsidiaries. During the fiscal year ended June 30, 2005, and in the interim period since, no executive officer of Avatech served as a member of the compensation committee or board of directors of another entity.

Relationships and Related Transactions

There are no family relationships among the directors or the executive officers. A majority of our directors are “independent directors,” as that term is defined in Rule 4200(a)(15) of the listing standards of the NASD.

As of August 26, 2005, W. James Hindman, Chairman of our Board the Directors, owned approximately 9.4% of the Company’s outstanding common stock. In August 2002, Mr. Hindman loaned the Company $500,000 bearing a simple interest rate of 15.0% on the outstanding principal balance, with interest to be paid quarterly, originally scheduled to mature on July 1, 2003. Mr. Hindman agreed to change the simple interest rate to 12.0% on the outstanding principal balance, with interest to be paid quarterly, and also agreed to extend the maturity date to July 1, 2004. Furthermore, Mr. Hindman lent an additional $500,000, which also accrued simple interest at a rate of 12.0% on the outstanding principal balance, with interest to be paid quarterly and which was to mature on July 1, 2004. Both of the loans were subordinate to the Company’s senior lender and another lender. As additional consideration for these two loans, the Company issued warrants to Mr. Hindman for a five-year term. Upon execution of the warrants, Mr. Hindman will receive 97,200 shares of common stock for $0.27 per share as consideration. On April 1, 2004, a $902,000 subordinated note was issued in satisfaction of the prior notes outstanding. This note contained a simple interest rate of 12%, with interest to be paid quarterly, and matured on July 1, 2005. On April 21, 2004, the Board of Directors authorized the issuance of warrants to purchase 51,838 shares of our common stock to Mr. Hindman, with an exercise price of $0.45 per share, expiring on March 31, 2009, in consideration for his agreement on April 1, 2004 to extend the due date of loans made to the company from July 1, 2004 to July 1, 2005. On July 1, 2005 Mr. Hindman agreed to further extend the maturity of this note to July 1, 2006 at terms identical to the expiring note. In consideration for this extension, the Company granted Mr. Hindman warrants to purchase 38,878 shares of common stock at $0.60 per share. These warrants expire on June 1, 2010.

In October 2004, Avatech obtained a $700,000 line of credit from its bank which is personally guaranteed by Mr. Hindman. In return for the guarantee, Mr. Hindman was paid a fee of $28,000 and was issued warrants to purchase 100,000 shares of common stock at $0.35 per share. These warrants expire on December 6, 2007.

BENEFICIAL OWNERSHIP OF AVATECH SOLUTIONS, INC.

The following table shows information known to us with respect to the beneficial ownership of our common stock and Series D and Series E Convertible Preferred Stock as of August 26, 2005 by each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of August 26, 2005 are considered to be outstanding. To the Company’s knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Capstone Ventures SBIC, L.P. [1] 3000 Sand Hill Road Building 1, Suite 290 Menlo Park, California 94025	1,380,658	11.3%	500,000	38.5%	75	6.3%
W. James Hindman [2] 10715 Red Run Blvd. Suite 101 Owings Mills, MD 21117	1,120,686	9.5%	163,052	12.6%	—	—
Henry D. Felton [3] 13001 Dover Road Reisterstown, MD 21136	1,010,479	8.9%	81,418	6.3%	50	4.2%
Jean Schaeffer [4] 10715 Red Run Blvd. Suite 101 Owings Mills, MD 21117	787,419	7.1%	—	—	—	—
Frank Willson 3031 Lynnhaven Drive Virginia Beach, VA 23451	553,812	5.0%	—	—	—	—

1.	Capstone Ventures SBIC, L.P.’s beneficial ownership of common stock includes 1,000,837 and 115,385 shares of common stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively, held by Capstone; 23,077 shares of common stock issuable upon exercise of outstanding warrants held by Capstone related to the E Convertible Preferred Stock; and 32,250 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005 by Capstone. Mr. Eugene Fischer is the president of the general partner of Capstone and a member of our Board of Directors and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry. In addition to the shares owned by Capstone, Mr. Fischer is the beneficial owner of 7,880 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005.
2.	Mr. Hindman serves as Chairman of the Board of Avatech. Mr. Hindman’s beneficial ownership of common stock includes 48,812 shares of common stock subject to stock options that are exercisable within 60 days of August 26, 2005, 262,916 shares of common stock issuable upon exercise of outstanding warrants, 326,377 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock held by Mr. Hindman, 32,820 shares of common stock held by Hindman and Associates, sole proprietorship, 44,640 shares of common stock held by his wife; and 257,016 shares held by a trust over which Mr. Hindman holds power of substitution.

3.	Mr. Felton served as Chief Executive Officer of Avatech until December 2, 2002 and remains an employee of Avatech. His beneficial ownership of common stock includes 18,000 shares of common stock subject to options exercisable within 60 days of August 26, 2005, 162,972 and 76,923 shares of common stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively; 15,385 shares of common stock issuable upon exercise of outstanding warrants related to the Series E Convertible Preferred Stock, respectively; and 78,120 shares of common stock held by his wife;
4.	Ms. Schaeffer is an employee of Avatech whose beneficial ownership of common stock includes 371,376 held by her spouse.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table includes a summary of the compensation paid to the Chief Executive Officer and other executive officers during the fiscal years ending June 30, 2005, 2004 and 2003.

The compensation set forth in the table below does not include medical, group life, or other benefits that are available to all salaried employees, and perquisites and other benefits, securities, or property that do not exceed the lesser of $50,000 or 10% of the person’s salary and bonus shown in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year Ending June 30,	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Donald R. “Scotty” Walsh Director Chief Executive Officer	2005	$250,000	$0	$0	0
	2004	228,223	73,700	17,500	300,000
	2003	115,880	0	0	150,000

W. Scott Harris	2005	$225,000	$0	$0	100,000
President and Chief Operating	2004	10,619	0	0	0
Officer	2003	0	0	0	0

Christopher D. Olander	2005	$235,000	$0	$0	0
Executive Vice President and	2004	8,135	0	0	50,000
General Counsel	2003	0	0	0	0

Lawrence Rychlak	2005	$27,404	$0	$0	100,000
Vice President and Chief Financial	2004	0	0	0	0
Officer	2003	0	0	0	0

Catherine A. Dodson	2005	$80,250	$0	$0	20,000
Former Interim Chief Financial	2004	47,474	0	0	20,000
Officer	2003	0	0	0

Eric Pratt Former President and Chief Operating Officer	2005	$196,000	$0	$0	0
	2004	196,000	65,100	0	60,000
	2003	40,833	0	0	150,000

Option Grants in Last Fiscal Year

The following table sets forth information with respect to stock options granted to each of the Executive Officers during the fiscal year ending June 30, 2005. The Company granted options to purchase up to a total of 285,000 shares to employees during the year. The table’s percentage column shows how much of that total went to the named Executive Officers.

Name	INDIVIDUAL GRANTS				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term[2]
	Number of Securities Underlying Options/ SARs Granted[1] #	Percent of Total Options/SARs Granted to Employees in Fiscal Year[3]	Exercise or Base Price Per Share[2]	Expiration Date
					5% ($)	10% ($)
W. Scott Harris	100,000	35.1%	$0.42	9/13/2014	$26,414	$66,937
Lawrence Rychlak	100,000	35.1%	$0.50	5/9/2015	$31,445	$79,687
Catherine A. Dodson	20,000	7.0%	$0.38	11/18/2014	$4,780	$12,112

(1)	Options granted (i) have a ten year term, subject to earlier termination in the event of termination of employment, and (ii) become vested by the grantee based on the terms of the specific award, generally over a three or four year period, and (iii) the exercise price of the options held by the executive officers is the market value of the Company’s stock on the day of the grant.
(2)	The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and10% rates of appreciation would result in per share prices of $.06 and $.08, respectively as of December 1, 2008. This presentation is determined based upon assumed rates of appreciation and is not intended to forecast possible future appreciation of the price or value of the Company’s stock. The actual value, if any, an executive may realize will depend on the actual appreciation, if any, of the price of the Company’s stock following the option grant.
(3)	During fiscal year 2005, 285,000 shares were granted under the 2002 Stock Option Plan.

Option Exercises in Last Fiscal Year

The following table sets forth the number of shares the Executive Officers purchased in connection with option exercises during the fiscal year ending June 30, 2005 and the value they realized on those exercises.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End[2]
			Exercisable[3]	Unexercisable	Exercisable[3]	Unexercisable
Donald R. “Scotty” Walsh	0	0	343,080	112,500	$128,250	$42,750
W. Scott Harris	0	0	33,333	66,667	$4,333	$8,667
Christopher D. Olander	0	0	24,998	25,002	$-0-	$-0-
Lawrence Rychlak	0	0	0	100,000	$-0-	$5,000
Catherine A. Dodson	0	0	20,000	20,000	$3,800	$3,600
Eric Pratt	0	0	140,000	70,000	$21,000	$10,500

(1)	No executive officer exercised any options during the year ended June 30, 2005.
(2)	Calculated on the basis of the full market value of the underlying securities at the exercise date or year end, as the case may be, minus the exercise price. The closing price of the Common Stock at year-end was $0.55 per share. Options are “in-the-money” if the closing price of the Common Stock exceeds the exercise price of the options.
(3)	Exercisable within 60 days of August 26, 2005.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors, which is composed entirely of independent and non-employee directors, administers the Company’s executive compensation program. The Compensation Committee reviews all of the Company’s executive officers’ compensation arrangements and, in certain cases, recommends compensation arrangements to the Board for approval. The Committee considers published industry compensation surveys, compensation of executives at comparable companies, current market conditions, and management’s recommendations when it reviews the compensation of individual executive officers.

For the fiscal year ended June 30, 2005, the Compensation Committee determined the compensation of the Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and General Counsel, and Vice President and Chief Financial Officer.

Compensation Philosophy- The philosophy of the Compensation Committee with respect to executive compensation is to ensure that the interests of management and employees are identical to the interests of the Company’s shareholders. To that end, the Committee has implemented and will continue to implement a compensation strategy that includes base salary and cash bonus, as well as incentive stock options and restricted stock awards which will reward management for adding shareholder value. Base salary has been established at levels which are necessary to attract and retain a high caliber of management, and cash bonuses are designed to provide short-term rewards for current accomplishments. Incentive stock options and restricted stock awards provide management with a long-term investment in the Company, the value of which is dependent upon their success in maximizing shareholder values.

This approach to employee remuneration carries through to salary and incentive compensation for the Company’s non-management personnel, as well. The Company’s 2002 Stock Option Plan, Restricted Stock Award Plan, and Employee Stock Purchase Plan are designed to reward the Company’s valuable employees for their individual contributions to the profitability of the Company and provide them with a long-term interest in the Company’s success.

CEO Compensation- The compensation of Mr. Walsh, as the Chief Executive Officer of the Company, was based on the overall performance of the Company and its operating subsidiary. Mr. Walsh’s performance has been measured on objective criteria based on reaching certain financial benchmarks. His employment for the fiscal year ending June 30, 2005 was governed by an employment agreement which commenced on July 1, 2004. This agreement may be terminated at will by either party, however, it provides for a severance payment of twelve months’ base salary then in effect if the Company terminates or substantially modifies Mr. Walsh’s employment as a result of a change in control or without cause.

In connection with this agreement, the Company granted Mr. Walsh 150,000 shares of stock under the Company’s Restricted Stock Award Plan to vest 1/12 per month over the twelve months covered by the agreement, and an option to purchase 300,000 shares of the Company’s common stock at $0.17 per share adjusted to reflect the 200% share dividend which was distributed on October 1, 2003 to shareholders of record at September 15, 2003. This option will vest in its entirety on July 1, 2007, provided that Mr. Walsh remains an employee at that time, and vesting of this option may be accelerated if Mr. Walsh attains certain stated performance objectives. If the Company terminates or substantially modifies Mr. Walsh’s employment as a result of a change in control, all of his unvested stock options will become fully vested. If the Company terminates Mr. Walsh without cause, his stock options do not expire, but become nonqualified options.

It is the intention of the Compensation Committee to review the Company’s executive compensation structure to insure that the Company has the continued ability to attract and retain the high caliber executive talent. To that end, the Board will take into account salaries of senior management of companies of similar size within the design automation software industry.

Base Salary- Base salary for senior management for fiscal year 2005 was based upon salaries paid to such personnel in the preceding year, as explained above.

Salary Increases and Incentive Bonuses- Salary increases and incentive bonuses for senior management were dependent on the Company’s financial performance. Executive officers participate in a cash bonus program, which provides for quarterly bonus payments based upon achievement of profitability objectives established at the beginning of each quarter. In the fiscal year ended June 30, 2005, there were no bonuses paid under this program.

2002 Stock Option Plan- To promote the best long-term benefits to the Company and its shareholders, the Company has a 2002 Stock Option Plan (“Option Plan”) under which directors, officers and employees may be granted awards of stock options. The purpose of the Option Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s common stock and to promote the interests of the Company and its shareholders by encouraging greater employee ownership of the Company’s common stock. Most of the options granted or to be granted under the Option Plan vest over a period of several years, thereby providing a long-term incentive and encouraging a long-term relationship between the employee and the Company. Awards under the Option Plan have been and will be made to employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company. Currently, a maximum of 3,100,000 shares of Common Stock may be issued under the Option Plan, and options to purchase 1,665,135 shares of common stock are outstanding. As a result of a 1:20 reverse stock split in connection with our November 19, 2002 merger with PlanetCAD, Inc., a very large number of shares are reserved for issuance under the Option Plan, compared to the number of shares of Common Stock and Common Stock equivalents currently outstanding. Regardless of the share reserve, the Compensation Committee will restrict the number of shares subject to outstanding options to 15% of the number of shares of our Common Stock which are issued and outstanding at any given time.

Restricted Stock Award Plan- To promote the best long-term benefits to the Company and its shareholders, the Company has a Restricted Stock Award Plan (the “Award Plan”) under which directors, officers and employees may be granted awards of Common Stock subject to vesting and forfeiture provisions. The purpose of the Award Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s Common Stock. Most of the awards granted or to be granted under the Award Plan vest over a period of one or more years, providing incentives for select officers, employees and directors to maintain a long-term relationship with the Company and contribute to its continued growth. Awards under the Plan have been and will be made to select officers, employees, and directors who have the capacity for contributing in a substantial measure to the successful performance of the Company. Currently, a maximum of 600,000 shares of Common Stock may be issued under the Restricted Stock Award Plan, and awards of 593,752 shares of Common Stock are outstanding.

Employee Stock Purchase Plan- To promote the best long-term benefits to the Company and its shareholders, the Company has an Employee Stock Purchase Plan (the “Purchase Plan”) under which employees who are less than 5% shareholders of the company may purchase Common Stock at a 15% discount through salary deductions. The purpose of the Purchase Plan is to provide equity-based incentive compensation based on the long-term appreciation in value of the Company’s Common Stock and to promote the interests of the Company and its shareholders by encouraging greater employee ownership of the Company’s Common Stock. Any full-time employee is eligible to participate in the Purchase Plan. Currently, a maximum of 1,000,000 shares of Common Stock may be issued under the Purchase Plan, and 699,192 shares of Common Stock have been purchased.

THE COMPENSATION COMMITTEE,

Eugene J. Fischer, Chairman
Edgar Aronson
George Cox

October 8, 2005

Employment Contracts, Change-in-Control, and Indemnification Arrangements

The executive officers serve at the discretion of the board of directors. However, the executives have signed employment agreements, many of which contain severance provisions that provide for specific cash compensatory arrangements on termination without cause or in the event of a change in control.

Performance Graph

The SEC requires us to provide a five-year comparison of the cumulative total return on our common stock compared with that of a broad equity market index and either a published industry index or a constructed peer group index.

The following chart compares the cumulative total stockholder return on our common stock for the period beginning June 30, 2001 and ending June 30, 2005, with the cumulative total return on the Nasdaq Composite (U.S.) and Nasdaq Computer and Data Processing indices. The comparison assumes $100 was invested on June 30, 2001, in our common stock and in each of the foregoing indices and assumes reinvestment of any dividends.

The closing price of the Company’s common stock was $0.55 and $0.85, respectively, as of year end and the record date, September 23, 2005.

We do not make, nor do we endorse, any predictions as to future stock performance.

	2000	2001	2002	2003	2004	2005
Nasdaq Composite Index	$100	$54	$37	$41	$52	$52
Nasdaq Computer Index	$100	$46	$29	$32	$40	$39
Avatech Solutions, Inc.	$100	$13	$5	$13	$23	$14

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of June 30, 2005, with respect to all compensation arrangements that we maintain under which we may issue shares of common stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,868,589	$0.60	1,885,411
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,868,589	$0.60	1,885,411

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and each person who beneficially owns more than ten percent of our common stock, par value $0.01 (the “Common Stock”) or other classes of our equity securities, to file with the Securities and Exchange Commission an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of our equity securities. To our knowledge, based solely upon the review of the copies of such reports furnished to us, the reports required by Section 16(a) with respect to transactions during the fiscal year ended June 30, 2005 were made on a timely basis.

SHARE OWNERSHIP OF MANAGEMENT

The following table shows information known to us with respect to the beneficial ownership of our common stock and Series D Convertible Preferred Stock as of August 26, 2005 by each of our current directors, nominees for director, and Named Executive Officers, and all of our current directors, nominees, and Named Executive Officers as a group. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of August 26, 2005 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Eugene Fischer [1]	1,396,638	11.4%	500,000	38.5%	75	6.3%
W. James Hindman [2]	1,103,475	9.4%	163,052	12.6%	—	—
Donald R. “Scotty” Walsh [3]	518,080	4.5%	—	—	—	—
W. Scott Harris [4]	276,037	2.4%	—	—	100	8.4%
George W. Cox [5]	229,812	2.1%	—	—	10	1.0%
Garnett Y. Clark, Jr. [6]	211,708	1.9%	41,666	3.2%	50	4.2%
Eric Pratt [7]	195,554	1.7%	41,666	3.2%	—	—
Edgar D. Aronson [8]	123,947	1.1%	—	—	15	1.3%
Lawrence Rychlak [9]	79,488	*	—	—	25	2.0%
Robert J. Post [10]	60,923	*	—	—	—	—
Christopher D. Olander [11]	33,331	*	—	—	—	—

All current directors, nominees for directors, and Named Executive Officers as a group:	4,152,416	35.4%	746,384	28.7%	175	14.7%

*	Less than one percent.
1.	Mr. Eugene Fischer is a member of the Board of Directors. Includes 7,880 shares of common stock subject to options held by Mr. Fischer that are exercisable within 60 days of August 26, 2005; 1,000,837 and 115,385 shares of common stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively, held by Capstone Ventures SBIC, L.P; and 666,666 and 23,077 shares of common stock issuable upon exercise of outstanding warrants held by Capstone related to the Series D and E Convertible Preferred Stock, respectively; and 32,250 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005 by Capstone. Mr. Eugene Fischer is the president of the general partner of Capstone and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry.

2.	Mr. Hindman serves as Chairman of the Board of Avatech. Mr. Hindman’s beneficial ownership of common stock includes 48,812 shares of common stock subject to stock options that are exercisable within 60 days of August 26, 2005, 262,916 shares of common stock issuable upon exercise of outstanding warrants, 326,377 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock held by Mr. Hindman, 32,820 shares of common stock held by Hindman and Associates, sole proprietorship, 44,640 shares of common stock held by his wife; and 257,016 shares held by a trust over which Mr. Hindman holds power of substitution.
3.	Mr. Walsh serves as the Chief Executive Officer and a member of our Board of Directors. Includes 343,080 shares of common stock subject to stock options that are exercisable within 60 days of August 26, 2005.
4.	Mr. Harris serves as President and Chief Operating Officer. Includes 33,333 shares of common stock subject to stock options that are exercisable within 60 days of August 26, 2005, 153,845 shares of common stock issuable on conversion of shares of Series E Convertible Preferred Stock; and 30,770 shares of common stock issuable upon exercise of outstanding warrants held.
5.	Mr. Cox is a member of the Board of Directors. Includes 181,350 shares of common stock held by the Hindman Grandchildren’s Trust, of which Mr. Cox is the sole trustee; 30,000 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005; 15,385 shares of common stock issuable on conversion of shares of Series E Convertible Preferred Stock and 3,077 shares of common stock issuable upon exercise of outstanding warrants of the E Convertible Preferred Stock.
6.	Mr. Clark is a member of the Board of Directors. Includes 50,041 shares of common stock issuable on conversion of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan; 33,359 shares of common stock issuable on conversion of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. SEP IRA; and 30,000 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005. Mr. Clark exercises sole voting and dispositive power over the shares held by the Garnett Y. Clark, Jr. SEP IRA and the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan. Also includes 76,923 shares of common stock issuable on conversion of shares of Series E Convertible Preferred Stock and 15,385 shares of common stock issuable upon exercise of outstanding warrants of the E Convertible Preferred Stock.
7.	Mr. Pratt served as President and Chief Operating Officer of Avatech until June 1, 2004. Includes 210,000 shares of common stock subject to stock options that are exercisable within 60 days of August 26, 2005, 83,401 shares of common stock issuable on conversion of shares of Series D Convertible Preferred Stock.
8.	Mr. Aronson is a member of the Board of Directors. Includes 30,000 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005. Also includes 23,077 shares of common stock issuable on conversion of shares of Series E Convertible Preferred Stock and 4,616 shares of common stock issuable upon exercise of outstanding warrants of the E Convertible Preferred Stock.
9.	Mr. Rychlak serves as the Chief Financial Officer. Includes 33,333 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005. Also includes 38,462 shares of common stock issuable on conversion of shares of Series E Convertible Preferred Stock and 7,693 shares of common stock issuable upon exercise of outstanding warrants of the E Convertible Preferred Stock.
10.	Mr. Post is a member of the Board of Directors. Includes 30,000 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005. Also includes 30,769 shares of common stock issuable on conversion of shares of Series E Convertible Preferred Stock and 6,154 shares of common stock issuable upon exercise of outstanding warrants of the E Convertible Preferred Stock.
11.	Mr. Olander serves as the Executive Vice President and General Counsel and whose beneficial interest includes 24,998 shares of common stock subject to options that are exercisable within 60 days of August 26, 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the annual audited financial statements of the Company and its subsidiaries.

The Audit Committee has discussed with Ernst & Young LLP, independent registered public accounting firm for the Company for the fiscal year ended June 30, 2005, the matters required to be discussed by the Statement of Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent auditors’ independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 for filing with the SEC.

THE AUDIT COMMITTEE

George Cox
Edgar Aronson
Garnett Y. Clark, Jr.

September 27, 2005

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP (the “Auditor”) as our independent registered public accounting firm for the current fiscal year. The Auditor has served as our independent public accountant since 2002. Representatives of the Auditor are not expected to be present at the meeting.

The following is a description of the fees billed to us by the Auditor during the fiscal years ended June 30, 2005 and 2004:

Audit Fees

Audit fees include fees paid by us to the Auditor in connection with the annual audit of our consolidated financial statements, and review of our interim financial statements. Audit fees also include fees for services performed by the Auditor that are closely related to the audit and in many cases could only be provided by the Auditor. Such services include consents related to SEC and other regulatory filings. The aggregate fees billed to us by the Auditor for audit services rendered to us for the years ended June 30, 2005 and 2004 totaled $275,766 and $270,383, respectively.

Audit Related Fees

Audit related services include due diligence services related to accounting consultations, internal control reviews, and employee benefit plan audits. The Auditor did not bill any fees to us for audit related services rendered to us for the years ended June 30, 2005 and 2004.

Tax Fees

Tax fees include corporate tax compliance, counsel and advisory services. The Auditor did not bill any fees to us for tax related services rendered to us for the years ended June 30, 2005 and 2004.

All Other Fees

There were no other services provided by the Auditor to us in either year.

Approval of Independent Auditor Services and Fees

The Audit Committee reviews all fees charged by our independent registered public accounting firm, and actively monitors the relationship between audit and non-audit services provided. The Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm and fees charged.

OTHER MATTERS

The Board of Directors is not aware of any other matter which may be presented for action at the 2005 Annual Meeting of Shareholders, but should any other matter requiring a vote of the shareholders arise at the 2005 Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies, discretionary authority to do so being included in the proxy.

The Company will bear the cost of soliciting proxies. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Shares held of record by such persons, and we will reimburse them for their reasonable out-of-pocket expenses. Officers and directors may also solicit proxies.

The nominees for election as directors who receive a plurality of the votes cast at the Annual Meeting for the election of directors will be elected. In respect of any other matter, the affirmative vote of the holders of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote in respect of that matter is necessary to approve the matter.

As a matter of policy, the Company will accord confidentiality to the votes of individual shareholders, whether submitted by proxy or ballot, except in limited circumstances, including any contested election, or as may be necessary to meet legal requirements. The Company will retain an independent tabulator to receive and tabulate the proxies and ballots and independent inspectors of election to certify the results. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Any shareholder desiring to present a proposal at the 2006 Annual Meeting of Shareholders and wishing to have that proposal included in the proxy statement for that meeting must submit the same in writing to the Secretary of the Company at 10715 Red Run Blvd., Suite 101, Owings Mills, MD, 21117, in time to be received no later than June 16, 2006.

The persons designated by the Company to vote proxies given by shareholders in connection with our 2006 Annual Meeting of Shareholders will not exercise any discretionary voting authority granted in such proxies on any matter not disclosed in our 2006 proxy statement with respect to which we have received written notice between August 17, 2006 and September 16, 2006 that a shareholder (i) intends to present such matter at the 2006 Annual Meeting, and (ii) intends to and does distribute a proxy statement and proxy card to holders of such percentage of the Shares required to approve the matter. For additional requirements, a shareholder should refer to Article III, Section 5(b) of our Bylaws, a copy of which may be obtained from the Secretary of the Company or from our SEC filings. If we do not receive timely notice pursuant to the Bylaws, the nomination or proposal will be excluded from consideration at the meeting. If a shareholder fails to provide evidence that the necessary steps have been taken to complete a proxy solicitation on such matter, we may exercise our discretionary voting authority if we disclose in our 2006 proxy statement the nature of the proposal and how we intend to exercise our discretionary voting authority.

Shareholders who do not plan to attend the Annual Meeting are urged to complete, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.

By Order of the Board of Directors,

CHRISTOPHER D. OLANDER
Secretary

Baltimore, Maryland

October 12, 2005

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2005, TO EACH SHAREHOLDER WHO FORWARDS A WRITTEN REQUEST TO THE SECRETARY, AVATECH SOLUTIONS, INC., 10715 RED RUN BLVD., SUITE 101, OWINGS MILLS, MD, 21117.

To the extent the rules and regulations adopted by the SEC state that certain information included in this Proxy Statement is not deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, such information shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act.

ANNUAL MEETING OF SHAREHOLDERS OF

AVATECH SOLUTIONS, INC.

November 10, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Edgar Aronson
- ○ Garnett Y. Clark, Jr.
- ○ George Cox
- ○ Eugene J. Flacher
- ○ W. James Hincman
- ○ Robert Post
- ○ Donald R. "Scotty" Walsh

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To amend the Avatech Solutions, Inc. Restriced Stock Award Plan to increase the number of shares available for grant thereunder; and	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WIL BE VOTED FOR THE PROPOSAL.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.